September 1, 2017

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Eco Building Products, Inc. relating to the event described under Item 4.01 of Form 8-K dated August 25, 2017 and we agree with such statements as they pertain to our firm.

Respectfully,

Sadler, Gibb & Associates, LLC

Salt Lake City, UT